EXHIBIT 99.1

KINGOLD JEWELRY ANNOUNCES SPECIAL CASH DIVIDEND OF US$0.08 PER SHARE

WUHAN CITY, China, June 17, 2014 - Kingold Jewelry, Inc. (“Kingold” or “the Company”) (NASDAQ: KGJI), one of China’s leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that on June 16, 2014, its Board of Directors approved a special cash dividend of $0.08 per share of common stock. The total amount of cash distributed in the dividend is expected to be approximately US$5.3 million. The dividend will be payable on or about July 31, 2014 to stockholders of record as of June 30, 2014.

Mr. Zhihong Jia, Chairman and CEO of Kingold, stated, “We are very proud of our financial performance in 2013 and thus far in 2014, and we plan to continue to balance our need to invest in our Company with our continuing effort to grow our business. Through this dividend, we are also rewarding our stockholders for their support, which helped lead to our strong performance. We declared a dividend today as a means of rewarding our stockholders for our past financial success, and as a means of thanking our stockholders for their past and future support of Kingold. We expect the Company’s strong performance to continue, and we look forward to keeping our stockholders apprised of our progress.”

Mr. Jia further stated, “Our management team and our Board have renewed and augmented our commitment to maintaining a high standard of corporate governance to ensure that our investors will continue to have confidence in our financial and operating reports and results. This tangible action reflects our commitment to expanding the visibility of Kingold to current and future stockholders in the United States and Asia, and our hope is that it will allow them to appreciate the strength and continued potential for growth of our business and the value of our equity.”

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China’s largest cities, was founded in 2002 and today is one of China’s leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These include statements regarding Kingold’s expectations regarding future performance and growth. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold’s SEC filings available at www.sec.gov, including Kingold’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)
Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Associate
+86 10-6587-6435
kyao@equityny.com

Adam Prior, Senior Vice President
(212) 836-9606
aprior@equityny.com